Exhibit 10.21d

THIRD AMENDMENT TO

NOTE AND WARRANT PURCHASE AGREEMENT

This Third Amendment to Note and Warrant Purchase Agreement (this “Third Amendment”) is made as of November 10, 2010, and amends that certain Note And Warrant Purchase Agreement dated February 21, 2008, as amended by that certain First Amendment to Note and Warrant Purchase Agreement, made effective as of December 29, 2008, and that certain Second Amendment to Note and Warrant Purchase Agreement, dated as of October 9, 2009 (as so amended, the “Existing Agreement”) by and among Stereotaxis, Inc., a Delaware corporation (the “Company”), Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH & Co KG, Sanderling VI Limited Partnership and Alafi Capital Company LLC (each, a “Lender” and together, the “Lenders”).

RECITALS

WHEREAS, the Lenders and the Company are parties to the Existing Agreement, pursuant to which the Lenders have extended a $10 million borrowing facility (the “Underlying Facility”) to the Company, $5 million from each Lender on a several (but not joint and several) basis;

WHEREAS, the Company and the Lenders desire to further amend the Existing Agreement, as set forth more specifically in this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Third Amendment, the following terms shall have the meanings set forth below:

1.1.1 “2012 Extension Exercise Price” means greater of (1) Closing Bid Price on the Trading Day immediately prior to the date of this Third Amendment (or on the date of this Third Amendment if executed and delivered after 4:00 p.m. Eastern Time on the date hereof) or (2) 110% multiplied by the offering price to the public on a registered public offering of the Company’s Common Stock with gross proceeds of at least $10 million consummated not later than November 30, 2010.

1.1.2 “Qualified Financing” (in lieu of and replacing the definition previously set forth in the Existing Agreement) shall mean additional financing from any third party (other than indebtedness of the Company to banks, commercial finance lenders and similar financial institutions) received by the Company after the date of this Third Amendment in the aggregate amount of not less than Thirty Million Dollars ($30,000,000).

1.2 Undefined Terms. Terms and definitions used in this Third Amendment but not defined in this Section 1 shall have the same meanings given to such terms in the Existing Agreement.

ARTICLE 2

CERTAIN AMENDMENTS

2.1 Extension to March 31, 2012. Notwithstanding anything to the contrary in the Existing Agreement, the Commitment Period under Section 1.2 and the Maturity Date under Section 1.4 is hereby extended to March 31, 2012. Each reference to “March 31, 2011” set forth in Sections 1.2 and 1.4 of the Existing Agreement (as amended by the First and Second Amendment thereto) and in the Form of Note attached as Exhibit A thereto is hereby replaced with “March 31, 2012.”

2.2 Warrant Coverage. In consideration of the extension of the Commitment Period under Section 1.2 and the Maturity Date under Section 1.4 pursuant to Section 2.1 above, additional Warrants (together, the “2012 Extension Warrants”) to purchase an aggregate of 800,000 shares of Common Stock shall be issued to the Lenders, with each Lender entitled to receive a pro rata number of such 2012 Extension Warrants based on the portion of the Committed Funds to be loaned by each such Lender. Such 2012 Extension Warrants shall be in the form attached as Exhibit A hereto and shall have an Exercise Price Equal to the Extension Exercise Price.

2.3 Payment to Company for 2012 Extension Warrants. The Lenders shall make any required payment for the 2012 Extension Warrants under the applicable rules of The NASDAQ Global Market at the time such 2012 Extension Warrants are to be issued. If any such payment is required, each Lender may cause a fewer number of 2012 Extension Warrants to be issued to it in lieu of making such payment upon receipt of such 2012 Extension Warrants.

2.4 Guaranty; Reduction of Guaranty and Committed Funds. (a) The parties acknowledge that Sanderling Venture Partners VI Co-Investment Fund, L.P. and Alafi Capital Company LLC have each entered into an Unconditional Limited Guaranty dated as of March 4, 2009 and March 3, 2009, and in each case, as affirmed by the respective guarantor in December 2009, respectively, in favor of Silicon Valley Bank, guarantying repayment of amounts set forth therein, but each having a maximum liability of $5,000,000 of principal amount under the Amended Revolver. The parties agree that the Company may agree to extend the maturity date of the Amended Revolver to a date no later than March 31, 2012, and that in such event, the Lenders shall each cause their respective Unconditional Limited Guaranty agreements to be extended to such March 31, 2012 maturity date, in such form, and together with such other documents or arrangements supporting, securing or collateralizing such guaranty obligation (including, without limitation, a letter of credit and covenants with respect to providing certain limited financial information), all as may be requested by Silicon Valley Bank in its commercially reasonable discretion; all fees payable to Silicon Valley Bank in connection with such arrangements will be paid by the Company.

(b) In the event that any of the Lenders purchase the Company’s equity securities from the Company prior to March 31, 2012 in a private placement, registered direct offering, or any other offering for which the Company receives the offering proceeds, the amount of such Lender’s obligation under its Unconditional Limited Guaranty in favor of Silicon Valley Bank shall be reduced, on a dollar-for-dollar basis, by the gross proceeds invested by such Lender, up to 100% of such Lender’s maximum liability under such Unconditional Limited Guaranty. In such event, a corresponding reduction shall be made for such Lender in the Schedule of Committed Funds under the Agreement relating to such Lender’s obligation thereunder. The Company acknowledges that any investment by a Lender pursuant to this Section 2.4(b) may be conditioned upon such Lender’s receipt of documentation of Silicon Valley Bank’s acknowledgement of such arrangement, in form satisfactory to such Lender in its sole discretion. This Section replaces and supersedes Section 2.4(b) of the Second Amendment.

2.5 Registration Rights. The Company agrees to file with the SEC a registration statement (or amend a current registration statement) with respect to the maximum number of Warrant Shares issuable upon exercise of the 2012 Extension Warrants (and any other previously unregistered Warrants) on or prior to April 30, 2011, unless the Lenders agree to delay such registration statement.

ARTICLE 3

MISCELLANEOUS

3.1 Agreement Conditions. This Third Amendment is expressly conditioned on each of: (i) the further extension of the maturity date of the Amended Revolver to a date no later than March 31, 2012, and the absence of material amendment to the other terms of such Amended Revolver without the written consent of the Lenders; and (ii) the consummation of a registered public offering of the Company’s Common Stock with gross proceeds of at least $10 million consummated not later than November 30, 2010.

3.2 Original Agreements in Full Force and Effect. Except as expressly modified by this Third Amendment, the terms of the Existing Agreement (including without limitation the First Amendment and Second Amendment thereto) shall continue in full force and effect without modification.

3.3 Titles and Subtitles; Construction. The titles of the Sections and Subsections of this Third Amendment are for convenience of reference only and are not to be considered in construing this Third Amendment. All words used in this Third Amendment will be construed to be of such gender or number as the circumstances require.

3.4 Counterparts. This Third Amendment may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

3.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.6 Amendment and Waiver. The terms of this Third Amendment may be amended only through a written agreement signed by the Lenders and by the Company. Any term, representation, warranty or covenant hereof may be waived by the party that is entitled to the benefit thereof, but no such waiver in any one or more instances shall be deemed or construed as a waiver of the same or any other term of this Third Amendment on any future occasion.

3.7 Conflict. The Parties acknowledge that the terms of this Third Amendment are intended to amend the terms of the Existing Agreement. Accordingly, in the event of a conflict between the terms of this Third Amendment and the Existing Agreement, the terms contained in this Third Amendment shall control for all purposes.

3.9 Severability. In case any provision of this Third Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.10 Governing Law. This Third Amendment shall be governed in all respects by the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.

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IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be signed by duly authorized officers or representatives, effective as of the date first written above.

STEREOTAXIS, INC.

By:	/s/ Michael P. Kaminski
Name:	Michael P. Kaminski
Title:	President and Chief Executive Officer

SANDERLING VENTURE PARTNERS VI CO-INVESTMENT FUND, L.P.

By: Middleton, McNeil, Mills & Associates VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Director

SANDERLING VI LIMITED PARTNERSHIP

By: Middleton, McNeil, Mills & Associates VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Director

SANDERLING VI BETEILIGUNGS GMBH & CO. KG

By: Middleton, McNeil, Mills & Associates VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Director

ALAFI CAPITAL COMPANY LLC

By:	/s/ Christopher Alafi
Christopher Alafi, Manager

Exhibit A

Form of Warrant

[Attached]